MARKET-LINKED ONE LOOK NOTES	Filed Pursuant to Rule 433 Registration No. 333-290665

Market-Linked One Look Notes Linked to the Copper Spot Price

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$0.00

-100.00%

-50.00%

$5.00

-50.00%

-20.00%

$8.00

-20.00%

-10.00%

$9.00

-10.00%

-6.00%

$9.40

-6.00%

-3.00%

$9.70

-3.00%

    0.00%(1)

    $12.30(2)

23.00%

10.00%

$12.30

23.00%

20.00%

$12.30

23.00%

    23.00%

$12.30

23.00%

40.00%

$12.30

23.00%

50.00%

$12.30

23.00%

60.00%

$12.30

23.00%

100.00%

$12.30

23.00%

(1)This hypothetical percentage change corresponds to the Threshold Value.

(2)This amount represents the sum of the principal amount and the hypothetical Step Up Payment of $2.30

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure	The Copper Spot Price (Bloomberg symbol: “LOCADY”)
Payout Profile at Maturity	●If the Market Measure is flat or increases, a return equal to the Step Up Payment 1-to-1 downside exposure to decreases in the Market Measure, with up to 100.00% of your principal at risk
Step Up Payment	[$2.00 to $2.60] per unit, a [20.00% to 26.00%] return over the principal amount
Threshold Value	100.00% of the Starting Value of the Market Measure, to be determined on the pricing date
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870426031426/bofa-424b2.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and any actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.

●The public offering price you pay for the notes will exceed the initial estimated value.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the commodity tracked by the Market Measure.

●Ownership of the notes will not entitle you to any rights with respect to the commodity tracked by  the Market Measure.

●The price of the Market Measure may change unpredictably, affecting the value of your notes in unforeseeable ways.

●Suspensions or disruptions of trading in the commodity tracked by the Market Measure may adversely affect the value of the notes.

■Changes in the exchange methodology related to the Market Measure may adversely affect the value of the notes prior to maturity.

●The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

●Legal and regulatory changes could adversely affect the return on and value of your notes.

■Changes in the exchange methodology related to the Market Measure may adversely affect the value of the notes prior to maturity.

●The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

●Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

●The notes are subject to risks associated with copper.

●The notes are subject to risks associated with the LME.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.